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                       [Phoenix International Letterhead]


August 1, 1998

Mr. Brian Morgan
Orchard Cottage - Holmes Chapel Road
Lach Dennis
Cheshire, England CW 97S2

PRIVATE AND CONFIDENTIAL

I am very pleased to be able to offer you employment with Phoenix EMEA Limited, hereafter called Phoenix. This offer is valid for a period of three weeks from the date shown above. It will automatically lapse on the twenty first day of August 1998.

To comply with Section 1 of the Employment Protection (Consolidation) Act of 1978, the following includes those terms of employment, which have to be notified in writing.


1.       DATE THIS EMPLOYMENT BEGINS

No later than August 21, 1998

2.       JOB

Senior Vice President, International Division

You will report to Raju Shivdasani and will spend time in Orlando to become knowledgeable in the Company's products, operational procedures, and business issues. A business plan will be created and agreed upon for the Region. It is anticipated that the plan will be completed by the end of 1998.

For you to be eligible to work in the United States during this training period, it is your responsibility to obtain a B-1 visa. You can obtain this visa at the
U. S. consulate. The procedure will take a day or two and will require a passport valid for the period of time you will be in the U.S. and a letter from Phoenix International describing the purpose and length of the visit. Phoenix will provide the letter upon receipt of this signed offer of employment.

The B-1 visa is your right to work in this country for a limited period of time (6 months, with a possible extension to one year). Family members would need B-2 visas for an extended stay in the U.S. These would be for the same period of time. It is customary for spouse and family of the B-1 visa recipient to acquire B-2 visas.


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3.       RESPONSIBILITIES

Oversee the acquisition and development of International business.

It is the overall responsibility of every Phoenix sales employee to maintain the highest levels of professional competence and personal discipline in order to represent the Company in the most effective way possible and to ensure that the expectations of sales prospects are met accurately and in a manner that encourages the development of strong business partnerships.

4.       REMUNERATION

Your earnings for 1998 will be as follows:
Annual Base Salary        US $120,000       GBP 75,000
Annual Draw               US $60,000        GBP 37,500 (recoverable from bonus)

Annual Base Salary and Draw will be paid at the rate of GBP 9,375 ( US $15,000) per month

Annual Bonus of GBP 75,000 (US $120,000) will be paid based on attainment of agreed upon objectives paid based on 75% sales overrides and 25% profit bonus effective from April 20, 1998. Pension contribution of (pound)7,500 ($12,000) annually, paid monthly Life Insurance of (pound)1,875 ($3,000) annually, paid monthly Health Insurance of (pound)1,250 ($2,000) annually, paid monthly Apartment cost paid by Phoenix International not to exceed daily rate of $58 or $16,000 for 9 months from October 1, 1998 through July 31, 1999. Car Lease equal to $6,000, to be paid by Phoenix International

This offer also includes an option of 30,000 shares of Phoenix International Stock Effective August 1, 1998. These options will vest according to the following schedule:
         20% of the shares vest on start of employment and 20% of the shares vest consecutively on your first, second, third, and fourth year anniversaries

All payments will be made through the United Kingdom office.

HOURS OF WORK

Normal hours of work are: 09.00-17.30 (1 hour off for lunch). Because of the nature of the work performed by your position, longer hours, or weekend work, may be required. The possibility of such longer or non-business/weekend hours has been considered in determining your compensation set out above.

5.       HOLIDAYS

In addition the UK Bank and Public holidays observed by Phoenix, your basic holiday entitlement will be 20 working days paid holiday each year between January 1st and December 31st, accrued at the rate of 1.67 days/month. Carry forward of current year's unused vacation into the New Year is discouraged.

The actual dates of taking holiday leave will be subject to staff co-ordination and mutual agreement with Raju Shivdasani.


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6.       ABSENCE DUE TO SICKNESS, INJURY OR DISABILITY

You will be required to notify your Manager on the first day of absence. Sickness absence of more than seven days must be accompanied by a Medical Certification from your Doctor.

During sickness absence up to 28 days duration in any 12-month period you will continue to receive your salary in accordance with Phoenix sick pay policy.

When Payment under the Phoenix sick pay policy coincides with SSP entitlement, your payment pursuant to such policy will consist of three (3) full days pay and following that the SSP payment plus a supplement from the Company as necessary to bring the daily total payments up to your daily rate payable hereunder for the first eight (8) weeks and seventy (70) percent of your daily rate for the remaining twenty (20) weeks.

7.       RETIREMENT

Normal retirement is at age 60 years.

8.       OPEN DOOR POLICY/DISCIPLINARY PROCEDURES

Open Door Policy: The Company has an Open Door policy for use by employees who have employment-related complaints or concerns.

Disciplinary Policy: The Company has a written Disciplinary Policy which, among other things provides for immediate dismissal for violation of certain company policies. The terms of such Disciplinary Policy are incorporated by reference. A copy of this policy will be provided to you.

9.       PROBATIONARY PERIOD - NOTICE OF TERMINATION

         9.1 Probationary Period: The employment grated hereunder shall be subject to an initial probationary period of 24 weeks beginning on the date of employment. During such probationary period, you may be terminated at any time and without notice. The employee, by acceptance of this employment, waives any right to notice of termination during such probationary period.

In the event that during the probationary period the Company materially changes ownership or management, the probationary period shall be deemed to have lapsed and paragraph 10.2 shall control notice of termination.

         9.2 Notice of Termination: After completion of the probationary period and unless a shorter period is provided by the Company's disciplinary policy as herein described, this employment will continue until terminated by either party giving to the other not less than 1 month's previous notice in writing, unless a longer or shorter period is mutually agreed upon.

10.      PLACE OF WORK

The staff of Phoenix is based in offices in London. You will, however, be required to spend time in Florida.

During the interim training period in Orlando, Phoenix International will provide you with the use of a furnished two-bedroom apartment and rental car. Incidental expenses, such as food, dry cleaning etc. will be your responsibility.


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11.      DISCLOSURE OF INFORMATION

It is a condition that you shall keep the secrets of Phoenix International Ltd. Inc. and its subsidiaries or associated companies and shall not, either during your employment or at any time after its termination, divulge or utilize any secret or confidential knowledge or information acquired during your service for our own purposes or to the detriment and prejudice of Phoenix International Ltd. Inc. or associated companies.

It is also a condition that you shall keep the secrets of any company or firm or person with which Phoenix International Ltd., Inc. may at anytime during your service be in commercial or technical co-operation or association and shall not divulge either during your service or subsequently any matter which is secret or confidential or information relating to the business or interests of any such company, firm or person which can be detrimental or prejudicial to those businesses and interests.

However, nothing herein shall prevent the employee from using his/her own skill in any business in which he/she may be lawfully engaged after the period of his/her employment has ended.

At the end of your employment you will deliver to Phoenix International Ltd. Inc. all books, documents, papers, materials and copies thereof of Phoenix International Ltd. Inc. or any of its subsidiaries which may then be in your possession or under your control.

12.      TERMS AND CONDITIONS

Information on general terms, conditions, benefits, facilities and regulations associated with employment by Phoenix are attached and form a part of this offer letter. If there are any policy variations between this letter and our "Employee Policy Manual," this letter will be used as the deciding document.

13.      NOTIFICATION OF CHANGES

Any changes which are made to the terms recorded above will be notified to you in writing either by individual letter, a general notice to staff, or following discussions between you and Phoenix management.

Please signify acceptance of the job offer by signing and returning to me a duplicate of this letter. The original should then be kept as the written statement required to be given to you under The Employment Protection (Consolidation) Act 1978.


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If you have any questions, please do not hesitate to ask me. We are confident that you will contribute greatly to our success and we are looking forward very much to having you join us at Phoenix International.

Sincerely,

/s/ Raju Shivdasani

Raju Shivdasani
President

I accept your offer of employment and acknowledge receipt of this written statement.

Signed: /s/ Brian Morgan                                  Date: 29 July 98
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         Brian Morgan